NSAR ITEM 77C
                Matters submitted to a vote of Security Holders
                                 July 28, 1998

Common Shares:

1. Proposal I
Election of Directors
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For               Authority Withheld
                                    ---               ------------------
Don G. Powell                       7,129,137.357     108,913.024
Hugo F. Sonnenschein                7,130,681.525     107,368.856

2. Proposal II
To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For            7,150,012.203
Against           23,854.843
Abstain           64,183.335

3. Proposal III
To transact such other business as may properly come before the Meeting.

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Preferred Shares:

                            No. of Shares              % Of Outstanding Shares           % of Shares Voted


1. To vote for the election as a Class III Trustee:

                                  Theodore A. Meyers

Affirmative                  1,295.000                         99.615%                       100.000%
Withhold                          .000                           .000%                          .000%
Total                        1,295.000                         99.615%                       100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                  1,293.000                         99.462%                        99.846%
Against                          2.000                           .153%                          .154%
Abstain                           .000                           .000%                          .000%

TOTAL                        1,295.000                         99.615                        100.000%

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